Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-64442) pertaining to the 2001 Employee Stock Purchase Plan of Chicago Bridge & Iron Company N.V.,

(2)	Registration Statement (Form S-8 No. 333-156004) pertaining to the 2008 Long-Term Incentive Plan of Chicago Bridge & Iron Company N.V.,

(3)	Registration Statement (Form S-8 No. 333-159182) pertaining to the 2009 Amendment to the 2008 Long-Term Incentive Plan of Chicago Bridge & Iron Company N.V.,

(4)	Registration Statement (Form S-8 No. 333-159183) pertaining to the 2009 Amendment to the 2001 Employee Stock Purchase Plan of Chicago Bridge & Iron Company N.V.,

(5)	Registration Statement (Form S-3 No. 333-182223) pertaining to the Common Stock, Senior Debt Securities, Subordinated Debt Securities and Warrants of Chicago Bridge & Iron Company N.V., and

(6)
Registration Statement (Form S-8 No. 333-186996) pertaining to The Shaw Group Inc. 1996 Non-Employee Director Stock Option Plan, The Shaw Group Inc. 2001 Employee Incentive Compensation Plan, The Shaw Group Inc. 2005 Non-Employee Director Stock Incentive Plan, The Shaw Group Inc. 2008 Omnibus Incentive Plan

of our report dated February 28, 2017 (except for matters impacted by the discontinued operations presentation discussed in Note 5, and the subsequent event matters discussed in Note 19, as to which the date is January 23, 2018) with respect to the consolidated financial statements of Chicago Bridge & Iron Company N.V., and of our report dated February 28, 2017, with respect to the effectiveness of internal control over financial reporting of Chicago Bridge & Iron Company, N.V. included in this Current Report on Form 8-K.
/s/ Ernst & Young LLP
Houston, Texas
January 23, 2018